As filed with the Securities and Exchange Commission on December 15, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ORIGEN FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	20-0145649 (I.R.S. Employer Identification No.)

27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
(248) 746-7000
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Origen Financial, Inc.
2003 Equity Incentive Plan
(Full title of the Plan)

Ronald A. Klein, Chief Executive Officer
Origen Financial, Inc.
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
(248) 746-7000
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

with copies to:

Peter Sugar, Esq.
Matthew Murphy, Esq.
Lee B. Kellert, Esq.
Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
(248) 351-3000
(248) 351-3082 (fax)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of shares to be		offering price	aggregate offering	Amount of
registered	Amount to be registered(1)	per share (2)	price (3)	registration fee (3)

Common Stock, $0.01 par value	1,169,348	$10.00	$9,105,176	$1,071.68

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from share splits, share dividends, recapitalizations or certain other capital adjustments.

(2) Calculated pursuant to Rule 457(h), with respect to outstanding options issued under the Origen Financial, Inc., 2003 Equity Incentive Plan to acquire 267,500 shares of common stock at an exercise price of $10.00 per share,

(3) Calculated pursuant to Rules 457(c) and (h), (i) with respect to outstanding options issued under the Origen Financial, Inc., 2003 Equity Incentive Plan to acquire 267,500 shares of common stock at an exercise price of $10.00 per share, and (ii) with respect to the other 901,848 shares of common stock registered hereunder, based upon the average of the high and low prices for the registrant’s common stock as reported on the Nasdaq National Market on December 9, 2004, which was $7.13.

The Exhibit Index begins on page 2.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Origen Financial, Inc. (“Origen”) with the Commission are incorporated by reference into this Registration Statement:

     (1) Origen’s prospectus dated May 5, 2004, filed with the Commission as part of Origen’s Registration Statement on Form S-11 (Commission File No. 333-112516), which includes the audited financial statements for Origen (and its predecessors for accounting purposes) as of December 31, 2003;

     (2) Origen’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004, June 30, 2004 and September 30, 2004;

     (3) Origen’s Current Reports on Form 8-K, as filed with the Commission on June 3, 2004, June 10, 2004, August 4, 2004, October 6, 2004 and November 15, 2004; and

     (4) The description of Origen’s Common Stock, par value $.01 per share, contained in Origen’s Registration Statement on Form 8-A filed with the Commission on April 29, 2004, to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     All reports and other documents subsequently filed by Origen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

               Not applicable.

Item 5. Interests of Named Experts and Counsel

               Not applicable.

Item 6. Indemnification of Officers and Directors

     Origen’s certificate of incorporation provides that the personal liability of any director to Origen or its stockholders for money damages is limited to the fullest extent allowed by Delaware law as amended or interpreted. Origen’s certificate of incorporation provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. Delaware law does not affect the potential liability of directors to third parties, such as creditors.

     Origen’s bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. Delaware law generally permits indemnification of directors and officers against certain costs, liabilities and expenses that any such person may incur by reason of serving in such positions if: (i) the director or officer acted in good faith; (ii) the director or officer acted in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation; and (iii) in the case of criminal proceedings, the director or officer had no reasonable cause to believe that the conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

               Not applicable.

Item 8. Exhibits

Exhibit	Description

4.1	Origen Financial, Inc. 2003 Equity Incentive Plan(1)

5.1	Opinion of Jaffe, Raitt, Heuer & Weiss, P.C.

23.1	Consent of Grant Thornton LLP (consent of independent registered public accounting firm)

23.2	Consent of Jaffe, Raitt, Heuer & Weiss, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)

(1)	Filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-11 filed with the Commission on February 5, 2004 (Commission File No. 333-112516) and incorporated herein by this reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration

Statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Origen Financial, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on this 15th day of December, 2004.

ORIGEN FINANCIAL, INC. (registrant)
By:	/s/ Ronald A. Klein
Ronald A. Klein, Chief Executive
Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints each of Ronald A. Klein and W. Anderson Geater, Jr., as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald A. Klein Ronald A. Klein	Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2004

/s/ W. Anderson Geater, Jr. W. Anderson Geater, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	December 15, 2004

/s/ Paul A. Halpern Paul A. Halpern	Director	December 10, 2004

/s/ Gary A. Shiffman Gary A. Shiffman	Director	December 13, 2004

/s/ Richard H. Rogel Richard H. Rogel	Director	December 10, 2004

Signature	Title	Date

/s/ James A. Williams James A. Williams	Director	December 15, 2004

/s/ Michael J. Wechsler Michael J. Wechsler	Director	December 10, 2004

Exhibit Index

Exhibit	Description

4.1	Origen Financial, Inc. 2003 Equity Incentive Plan(1)

5.1	Opinion of Jaffe, Raitt, Heuer & Weiss, P.C.

23.1	Consent of Grant Thornton LLP (consent of independent registered public accounting firm)

23.2	Consent of Jaffe, Raitt, Heuer & Weiss, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)

(1)	Filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-11 filed with the Commission on February 5, 2004 (Commission File No. 333-112516) and incorporated herein by this reference.